Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063
Aircastle Appoints Charles W. Pollard to Board of Directors
Stamford, CT. — July 6, 2010 — Aircastle Limited (NYSE: AYR) announced today the appointment of Charles W. Pollard as a member of the company’s Board of Directors, effective July 6, 2010. Mr. Pollard replaces John Z. Kukral who resigned from the company’s Board of Directors, effective July 6, 2010, to focus on his current business activities.
“Chuck brings extensive industry knowledge to the Aircastle board through his experience in the charter and government contracting airline business, and I am looking forward to working with him,” commented Ron Wainshal, Aircastle’s Chief Executive Officer. Mr. Wainshal added, “I would also like to express the board’s sincere gratitude to John Kukral for his significant contributions during a period of dramatic growth for the company.”
Mr. Pollard joined Omni Air International, Inc., a passenger charter carrier, in 1997, where he served variously as Managing Director, President & Chief Executive Officer, and Vice Chairman until 2008. Previously he spent ten years in senior management positions, including President & Chief Executive Officer, at World Airways, Inc., the oldest U.S. charter airline. He currently serves on the Board of Directors of Allegiant Travel Company and Air Partner plc.
Mr. Pollard will serve as a member of the Compensation and Nominating and Corporate Governance Committees.
About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of March 31, 2010 Aircastle’s aircraft portfolio consisted of 129 aircraft and had 59 lessees located in 33 countries.
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